Exhibit (d1)

Advisory Agreement

ADVISORY AGREEMENT, dated September 29, 2023 (“Agreement”), between TIFF Investment Program, a Delaware statutory trust (“TIP”), for the account of its Multi-Asset Fund (the “Fund”), and TIFF Advisory Services LLC, a Delaware limited liability company (the “Adviser”).

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1. Attorney-in-Fact. TIP hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2. Duties of the Adviser. Under the supervision and subject to the control of TIP’s Board of Trustees, the Adviser shall manage the investment program of the Fund and, in particular, shall perform the following duties in addition to any others that the Board of Trustees and the Adviser agree are appropriate to support and enhance the investment program of the Fund:

Money Manager Selection and Supervision

(a) Establish, in consultation with the Board of Trustees of TIP, criteria for identification and selection of money managers for the Fund;

(b) Identify, screen, and interview money managers for the Fund, analyze the capabilities of such managers, and, subject to review and approval of the Board of Trustees, select one or more money managers to invest the Fund’s assets in light of the capabilities of available managers and expectations as to the way in which the investment programs and styles of each will contribute, in tandem, to the overall performance of the Fund;

(c) Negotiate discretionary management agreements between TIP and money managers on suitable terms with particular attention to performance benchmarks and fees, it being understood that (except with respect to cash and other management by the Adviser, as provided below) the agreements will vest with the money managers, and not with the Adviser, the discretion to select particular investments within the investment program, performance benchmark or benchmarks, investment policies, and restrictions set forth in such agreement or otherwise agreed from time to time, and advise TIP’s Board of Trustees, which has final authority for the approval or disapproval of such agreements, as to the terms thereof and other pertinent information with respect thereto;

(d) Review periodically the performance of each money manager against the manager’s performance benchmark and the manager’s overall contribution to the Fund’s performance, and make such recommendations to TIP’s Board of Trustees as the Adviser deems appropriate with respect to the continuation, modification, or termination of the agreement with the manager;

(e) Allocate and reallocate funds to and among money managers in light of changing market conditions, manager performance, and other factors that the Adviser deems relevant with the objective of maximizing the Fund’s investment performance;

(f)  Review the investment objectives, policies, and restrictions applicable to the Fund in light of the Fund’s performance and make recommendations the Adviser deems appropriate with respect to any changes in such objectives, policies, and restrictions.

Cash and Other Management

(a) Arrange for the management of cash invested in the Fund pending its allocation to managers and, when permitted under terms of manager agreements, for the management of cash allocated to managers pending investment in accordance with the manager’s investment program; such arrangements may involve retention of one or more cash managers under agreements negotiated by the Adviser and approved by TIP’s Board of Trustees and may also involve investment by the Adviser in money market instruments and other securities in accordance with the Fund’s investment policies and restrictions applicable to the management of cash or the acquisition (with, in the discretion of the Adviser, assistance from registered commodity trading advisers or other registered persons) of futures contracts or derivative instruments providing a synthetic exposure to the investment market consistent with the Fund’s investment program.

(b) Make investments in securities, including ETFs and other registered and unregistered funds, and derivative instruments on behalf of the Fund to enhance returns, mitigate risks, adjust asset allocations, gain or reduce exposure to a particular market, manage cash, or otherwise pursue the performance objectives of the Fund. The Adviser shall be authorized to exercise discretion regarding any voting rights, rights to consent to corporate actions, and any other rights pertaining to securities and instruments held by the Fund, whether such securities and instruments are managed directly by the Adviser or by a money manager, and may delegate such authority to a money manager; provided, however, that the Adviser shall comply with any instructions received from the Fund as to the voting of securities or other instruments, the exercise of such rights, and the handling of proxies.

All of the foregoing duties, and any others that may be performed by the Adviser from time to time, shall be performed in accordance with the investment objectives, policies, and restrictions set forth in TIP’s Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), as such Registration Statement may be amended from time to time, and in conformity with the 1940 Act and other applicable law. The Adviser shall use its best judgment in the performance of its duties under this Agreement.

3. Further Provisions Involving Cash and Other Management by the Adviser. The provisions of this section pertain to investment by the Adviser in money market instruments and other securities and instruments.

(a) Records. The Adviser shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the Fund’s securities transactions required by the 1940 Act and rules thereunder. All records maintained pursuant to this Agreement shall be subject to examination by TIP and by persons authorized by it during reasonable business hours upon reasonable notice. Records required to be maintained by the 1940 Act shall be the property of TIP; the Adviser will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at TIP’s request. Upon termination of this Agreement, the Adviser shall promptly return records that are TIP’s property and, upon demand, shall make and deliver to TIP true, complete, and legible copies of such other records maintained as required by this Section 3(a) as TIP may request. The Adviser may retain copies of records furnished to TIP.

(b) Reports to Custodian. The Adviser shall provide to the Fund’s custodian and to the Fund, on each business day, information relating to all transactions concerning the managed assets.

(c) Other Reports. The Adviser shall render to the Board of Trustees of TIP such periodic and special reports as the Board may reasonably request.

(d) Selection of Brokers. The Adviser shall place all orders for the purchase and sale of securities and other instruments managed by the Adviser hereunder on behalf of the Fund with brokers or dealers selected by the Adviser in conformity with the policy respecting brokerage set forth in the Statement of Additional Information included in the Registration Statement. Neither the Adviser nor any of its officers, employees, or affiliates will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in this Agreement, except as permitted by applicable law, regulation, rule, exemptive relief, or relevant guidance from or by the appropriate regulatory body.

4. Standard of Care/Indemnification. Subject to Section 36 of the 1940 Act, the Adviser shall not be liable to TIP for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund and the performance of its duties under this Agreement except for losses arising out of the Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. TIP agrees to indemnify the Adviser for any claims, losses, costs, damages, or expenses (including fees and disbursements of counsel, but excluding the ordinary expenses of the Adviser arising from the performance of its duties and obligations under this Agreement) whatsoever arising out of the performance of this Agreement except for those claims, losses, costs, damages, and expenses resulting from the Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

5. Other Investment Activity. Subject to restrictions imposed by law and by applicable Codes of Ethics adopted by TIP and by the Adviser, the Adviser and its directors, officers, affiliates, or employees may buy, sell, or trade in any securities for accounts in which they have a beneficial interest and for accounts over which they exercise investment discretion. TIP acknowledges that the Adviser and its officers, directors, and employees may at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the account of the Fund and that the Adviser will have no obligation to acquire for the Fund a position in any investment that the Adviser, or its officers, directors, or employees may acquire, if in the sole discretion of the Adviser, it is not feasible or desirable to acquire a position in such investment for the account of the Fund.

6. Expenses. The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement including the costs of office space, equipment, and personnel necessary to discharge those obligations including, in particular, the salaries and expenses of officers of TIP who are officers or employees of the Adviser who are performing duties under this agreement. The Adviser shall pay all fees, if any, and reimburse all expenses of its directors except to the extent such directors are trustees of TIP and expenses related to attendance at meetings of the Board of Trustees of TIP or any committee thereof or advisors thereto. The Adviser shall not be required to pay any other expenses of TIP, including, without limitation: money manager fees; brokerage commissions; fees and expenses of administrators, independent attorneys, auditors, custodians, accounting agents, and transfer agents including maintenance of books and records that are required to be maintained by TIP’s custodian or other agents of TIP; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers, and other specialists, if any; taxes; costs of share certificates and any other expenses (including clerical expenses) of issue, sale, repurchase, and redemption of shares; expenses of registering and qualifying shares of TIP under federal and state laws and regulations; expenses relating to investor and public relations including telephone, facsimile, postage, and other communications expenses, and expenses of printing and distributing reports, notices, information statements, and proxy materials to existing shareholders; expenses of printing and filing reports and other documents with governmental agencies; expenses of annual and special shareholders meetings; insurance premiums, including premiums for indemnification insurance for trustees and officers of TIP; and extraordinary expenses such as litigation expenses. Except as set forth in the first sentence of this Section 6, nothing herein shall limit the ability of the Adviser and the TIP Board of Trustees to agree from time to time to the appropriate allocation of costs and expenses between the parties, including salaries and expenses of officers or employees of TAS who are performing duties for TIP other than those set forth under this Agreement.

7. Compensation. (a) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to this Agreement, TIP will pay to the Adviser at or promptly after the end of each calendar month, a fee, calculated on each day during such month, at an annual rate of the Fund’s average daily net assets, as follows:

Assets	Annual Rate
First $1 Billion	0.25%
Next $1 Billion	0.23%
Next $1 Billion	0.20%
Over $3 Billion	0.18%

The Adviser shall be entitled to receive during any month such interim payments of its fee hereunder as the Adviser shall request, provided that no such payment shall exceed 50% of the amount of such fee then accrued on the books of the Fund and unpaid.

(b) If the Adviser shall serve hereunder for less than the whole of any month, the fee payable hereunder shall be prorated.

(c) For purposes of this Section 7, the “average daily net assets” of the Fund shall mean the average of the values placed on the Fund’s net assets on each day pursuant to the applicable provisions of TIP’s Registration Statement, as it may be in effect from time to time.

8. Term of Agreement. This Agreement shall continue in full force and effect until one year from the date hereof, and will continue in effect from year to year thereafter if such continuance is approved in the manner required by the 1940 Act, provided that this Agreement is not otherwise terminated. The Adviser may terminate this Agreement at any time, without payment of penalty, upon 60 days’ written notice to TIP. TIP may terminate this Agreement with respect to the Fund at any time, without payment of penalty, upon 60 days’ written notice to the Adviser by vote of either the Board of Trustees or a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund. This Agreement will automatically terminate in the event of its assignment (as defined by the 1940 Act).

9. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require or to impose any duty upon either of the parties to do anything in violation of any applicable laws or regulations. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement with respect to the subject matter hereof whether oral or written, including any prior advisory agreement between the parties. This Agreement may be amended from time to time pursuant to a written agreement executed by TIP, on behalf of the Fund, and the Adviser, subject to approval, if required, by TIP’s Board of Trustees and shareholders of the Fund, in the manner set forth in any applicable exemptive order or under then current federal law, rule, regulation, or Securities and Exchange Commission staff interpretation thereof.

10. Rights Relating to Corporate Name. The Adviser and TIP each agrees that the phrase “TIFF” or “The Investment Fund for Foundations,” which comprises a component of TIP’s corporate name, is a property right of the Adviser. TIP agrees and consents that (i) it will only use the phrase “TIFF” as a component of its corporate name and for no other purpose; (ii) it will not purport to grant to any third party the right to use the phrase “TIFF” for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the phrase “TIFF” or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Adviser, TIP will take such action as may be required to provide its consent to such use or grant; and (iv) upon the termination of any investment advisory agreement into which the Adviser and TIP may enter, TIP shall, upon request by the Adviser, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the phrase “TIFF” and following such a change, shall not use the phrase “TIFF,” “The Investment Fund for Foundations,” or any combination thereof, as part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors, and stockholders to take any and all actions that the Adviser may request to effect the foregoing and recovery to the Adviser any and all rights to such phrase.

IN WITNESS WHEREOF, TIP and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

TIFF INVESTMENT PROGRAM

/s/ Christian Szautner
Signature

Christian Szautner, Chief Legal Officer

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TIFF ADVISORY SERVICES, LLC

/s/ Lisa Matson

Signature

Lisa Matson, General Counsel

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